UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2009

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                                                 0-25165                                                                             14-1809721
(State or Other Jurisdiction                                              (Commission File No.)                                                            (I.R.S. Employer
   of Incorporation)                                                                                                                                                           Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:     (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On July 29, 2009, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the fiscal year and quarter ended June 30, 2009 and 2008.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                                                          Press release dated July 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  July 31, 2009                                                                               By: /s/ Donald E. Gibson
            Donald E. Gibson
             President and Chief Executive Officer

Greene County Bancorp, Inc.
Announces Strong Fiscal Year and Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – July 29, 2009-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the year and quarter ended June 30, 2009.  Net income for the year ended June 30, 2009 amounted to $4.1 million or $1.00 per basic and $0.99 per diluted share as compared to $2.7 million or $0.66 per basic and $0.65 diluted share for the year ended June 30, 2008, an increase of $1.4 million, or 51.9%. Net income for the quarter ended June 30, 2009 amounted to $1.1 million or $0.26 per basic and diluted share as compared to $841,000 or $0.21 per basic and $0.20 per diluted share for the quarter ended June 30, 2008, an increase of $247,000, or 29.4%.

Donald E. Gibson, President & CEO stated: “In this very difficult economic environment we are pleased to report that Greene County Bancorp had a very solid year. Thanks to the extra efforts of our dedicated team and support from our Board of Directors, fiscal year 2009 results were highlighted with record earnings along with strong growth in loans, deposits and capital.”

The most significant factor contributing to the improved earnings was higher net interest income, which increased to $15.7 million for the year ended June 30, 2009 as compared to $12.2 million for the year ended June 30, 2008, an increase of $3.5 million or 28.7%.  Net interest income increased to $4.1 million for the quarter ended June 30, 2009 as compared to $3.4 million for the quarter ended June 30, 2008, an increase of $642,000 or 18.6%.  Net interest income for the quarter and fiscal year ended June 30, 2009 was affected by the increase in the volume of loans and securities complemented by the decrease in rates paid on deposit accounts.   Total average earning assets increased $78.8 million to $413.8 million for the fiscal year ended June 30, 2009 compared to the fiscal year ended June 30, 2008.  Total average earning assets increased $77.0 million to $441.6 million for the quarter ended June 30, 2009 compared to the quarter ended June 30, 2008.   Net interest rate spread increased 36 basis points to 3.54% for the year ended June 30, 2009 as compared to 3.18% for the year ended June 30, 2008.  Net interest rate spread increased 5 basis points to 3.48% for the quarter ended June 30, 2009 as compared to 3.43% for the quarter ended June 30, 2008.  Net interest margin increased 16 basis points to 3.80% for the year ended June 30, 2009 as compared to 3.64% for the year ended June 30, 2008.  Net interest margin decreased 8 basis points to 3.70% for the quarter ended June 30, 2009 as compared to 3.78% for the quarter ended June 30, 2008.

Due to the worsening economic climate, management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The provision for loan losses amounted to $2.0 million and $581,000 for the year ended June 30, 2009 and 2008, respectively, an increase of $1.4 million or 247.3%.  The provision for loan losses amounted to $254,000 and $132,000 for the quarters ended June 30, 2009 and 2008, respectively, an increase of $122,000.  Contributing to the increased provision was continued growth in the loan portfolio, an increase in nonperforming assets, and an increase in the amount of loan charge-offs.  Nonperforming assets amounted to $2.9 million and $1.9 million at June 30, 2009 and 2008, respectively, an increase of $1.0 million.  Net charge-offs amounted to $486,000 and $179,000 at June 30, 2009 and 2008, respectively, an increase of $307,000.  The increase in the level of charge-offs and nonperforming assets reflected the decline in the overall economy.    As a result, the level of allowance for loan losses to total loans receivable has been increased to 1.26% as of June 30, 2009 as compared to 0.79% as of June 30, 2008.

Noninterest income increased to approximately $6.1 million for the year ended June 30, 2009 compared to $4.6 million for the year ended June 30, 2008, an increase of $1.5 million.   Noninterest income was flat at $1.2 million when comparing the quarters ended June 30, 2009 and 2008.   Noninterest income for the year ended June 30, 2009 reflected a one time cash payment of approximately $1.7 million ($1.0 million net of tax) received from TransFirst LLC.  This payment was the result of The Bank of Greene County transferring its merchant bank card processing business to TransFirst LLC.   Also reflected in noninterest income for the year ended June 30, 2009 was an impairment charge of $220,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security held by the Company.

Noninterest expense increased $1.3 million or 10.6% to $13.6 million for the year ended June 30, 2009 as compared to $12.3 million for the year ended June 30, 2008.  Noninterest expense increased $292,000 or 8.9% to $3.6 million for the quarter ended June 30, 2009 as compared to $3.3 million for the quarter ended June 30, 2008.  The most significant increase in noninterest expense was in FDIC insurance premiums.  During the quarter ended June 30, 2009, the FDIC imposed a special assessment on all insured financial institutions equal to five cents on the insured Bank’s assets less Tier 1 capital as of June 30, 2009 to be paid on September 30, 2009.  As a result of this special assessment, along with increases in premium rates and a $77.3 million increase in deposit balances during fiscal 2009, FDIC insurance expense totaled $670,000 for the year ended June 30, 2009 compared to $52,000 for the year ended June 30, 2008.  FDIC insurance expense totaled $539,000 and $14,000 for the quarters ended June 30, 2009 and 2008, respectively.  Salaries and employee benefits increased $328,000 to $6.9 million for the year ended June 30, 2009 as compared to $6.6 million for the year ended June 30, 2008 and were primarily related to compensation expense related to the 2008 Stock Option Plan, bonuses and an increase in the number of employees as a result of the opening of new branches.    Salaries and employee benefits decreased $422,000 to $1.4 million for the quarter ended June 30, 2009 as compared to $1.8 million for the quarter ended June 30, 2008.  This primarily was a result of modifying the defined benefit pension plan to a single-employer plan from the existing multi-employer plan, which resulted in a reduction of pension expense by $308,000.

Total assets grew $80.9 million or 21.3% to $460.5 million at June 30, 2009 as compared to $379.6 million at June 30, 2008.  Securities classified as available for sale and classified as held to maturity increased $49.5 million in the aggregate to $161.6 million at June 30, 2009 as compared to $112.1 million at June 30, 2008.  Loans increased $29.5 million or 12.4% to $267.9 million at June 30, 2009 as compared to $238.4 million at June 30, 2008.  This growth was primarily in residential and commercial real estate and business loans.   Funding the growth in assets was deposit growth of $77.3 million, or 24.1%, to $398.7 million at June 30, 2009 as compared to $321.4 million at June 30, 2008.   Of the $77.3 million growth in deposits, $41.9 million was in new municipal deposits at the Greene County Commercial Bank, and $35.4 million was in personal interest-bearing checking accounts, savings and time deposits, which grew by $10.8 million, $9.8 million and $15.1 million, respectively.

The Company’s capital ratios remain strong with total shareholders’ equity of $40.3 million at June 30, 2009, or 8.7% of total assets.  The capital ratios of the bank significantly exceeded the “well capitalized” regulatory standard.  Given the Company’s strong financial and liquidity positions, management determined that participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) was not warranted.  Consequently, the Company elected to withdraw its application for participation in this program.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  On January 12, 2009, the Company opened its newest branch, located on Route 9W in Ravena in southern Albany County.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the		At or for the
	Year Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Dollars In thousands, except share and per share data
Interest income	$22,482	$19,534	$5,658	$5,135
Interest expense	6,752	7,344	1,568	1,687
Net interest income	15,730	12,190	4,090	3,448
Provision for loan losses	2,018	581	254	132
Noninterest income	6,097	4,577	1,162	1,174
Noninterest expense	13,557	12,301	3,557	3,265
Income before taxes	6,252	3,885	1,441	1,225
Tax provision	2,167	1,165	353	384
Net Income	$4,085	$2,720	$1,088	$841

Basic EPS	$1.00	$0.66	$0.26	$0.21
Weighted average shares outstanding	4,101,378	4,121,260	4,105,312	4,091,558

Diluted EPS	$0.99	$0.65	$0.26	$0.20
Weighted average diluted shares outstanding	4,121,228	4,157,910	4,124,748	4,118,282

Dividends declared per share [1]	$0.68	$0.70	$0.17	$0.16

Selected Financial Ratios
Return on average assets	0.94%	0.76%	0.94%	0.87%
Return on average equity	10.77%	7.52%	10.99%	9.23%
Net interest rate spread	3.54%	3.18%	3.48%	3.43%
Net interest margin	3.80%	3.64%	3.70%	3.78%
Non-performing assets to total assets	0.64%	0.51%
Non-performing loans to total loans	1.01%	0.81%
Allowance for loan losses to non-performing loans	126.06%	97.37%
Allowance for loan losses to total loans	1.26%	0.79%
Shareholders’ equity to total assets	8.74%	9.55%
Dividend payout ratio[1]	68.00%	106.06%
Actual dividends paid to net income	29.94%	47.10%
Book value per share	$9.81	$8.87

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  It should be noted effective December 1, 2007, the Company changed to a quarterly rather than semi-annual dividend.

	As of June 30, 2009	As of June 30, 2008
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$9,443	$8,662
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	98,271	96,692
Securities- held to maturity, at amortized cost	63,336	15,457
Federal Home Loan Bank stock, at cost	1,495	1,386

Gross loans receivable	271,001	240,146
Less: Allowance for loan losses	(3,420)	(1,888)
Unearned origination fees and costs, net	321	182
Net loans receivable	267,902	238,440

Premises and equipment	15,274	15,108
Accrued interest receivable	2,448	2,139
Prepaid expenses and other assets	1,152	724
Foreclosed real estate	215	---
Total Assets	$460,536	$379,608

Liabilities and shareholders’ equity
Noninterest bearing deposits	$39,772	$41,798
Interest bearing deposits	358,957	279,633
Total deposits	398,729	321,431

Borrowings from FHLB, short term	---	1,000
Borrowings from FHLB, long term	19,000	19,000
Accrued expenses and other liabilities	2,543	1,910
Total liabilities	420,272	343,341
Total shareholders’ equity	40,264	36,267
Total liabilities and shareholders’ equity	$460,536	$379,608
Common shares outstanding	4,105,312	4,095,528
Treasury shares	200,358	210,142

Contact: Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:    518-943-2600